UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2009

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 9, 2009, Apollo Gold Corporation (“Apollo”) entered into a replacement letter of intent (the “New LOI”) with Elkhorn Goldfields LLC (“Elkhorn”) pursuant to which Elkhorn agreed, subject to the terms and conditions contained in the New LOI, to purchase all the outstanding capital stock in Montana Tunnels Mining, Inc., an indirect wholly owned subsidiary of Apollo (“Montana Tunnels”), which includes the 50% interest held by Montana Tunnels in the joint venture agreement with Elkhorn Tunnels, LLC (an affiliate of Elkhorn), the Diamond Hill mine and mill and any and all ancillary assets related thereto.  The New LOI amends and replaces the letter of intent between Apollo and Elkhorn with respect to the purchase of Montana Tunnels that was described in the Current Report on Form 8-K filed by Apollo on October 23, 2009 (the “Original LOI”).  The Original LOI had provided for staged cash payments by Elkhorn, the second of which (consisting of $250,000) was due on November 25, 2009.  In lieu of this second cash payment (and the other scheduled cash payments under the Original LOI), Apollo and Elkhorn agreed to the payment terms summarized below.

Pursuant to terms of the New LOI, and subject to the terms and conditions contained therein, Apollo agreed to sell all of the capital stock of Montana Tunnels in exchange for (i) promissory notes held by Elkhorn and certain investors in Elkhorn or its affiliates (the “Lenders”) from Calais Resources, Inc. (“Calais”) and Aardvark Agencies, Inc. (“Aardvark”) with an outstanding balance of approximately $7,700,000 (the “Original Notes”), (ii) Elkhorn’s and the Lenders’ rights with respect to an additional amount of approximately $1,382,091 loaned to Calais, (the “Additional Caribou Loan”) and (iii) a promissory note held by Elkhorn and the Lenders from Calais with an outstanding balance of approximately $380,000 (the “Congo Chief Note” and, together with the Original Notes and the Additional Caribou Loan, the “Notes”).  The Original Notes are secured by certain deeds of trust registered against the Cross-Caribou Mine property (the “Caribou Property”) located in Caribou, Colorado (portions of which are owned by Calais and portions of which are owned by Aardvark).  The Lenders’ security interests in the properties against which the Notes are secured would also be transferred to Apollo as part of the transaction.

In addition, under the terms of the New LOI, if Apollo converts its interest in the Notes into a joint venture interest in a joint venture with Calais on the Caribou Property (the “Calais JV Interest”) (which Apollo has no obligation to do) prior to June 1, 2010, Elkhorn shall have the right to acquire 50% of Apollo’s interest in the Calais JV Interest by making a cash payment to Apollo by July 1, 2010 of $5,000,000, and thereafter timely contributing $3,750,000 to the joint venture development budget submitted by Apollo.  If Apollo does not so convert its interest in the Notes into such a joint venture interest with Calais by June 1, 2010, Elkhorn shall have the option to re-acquire the Notes by payment to Apollo on or before July 1, 2010 of $8,750,000 plus accrued interest (plus the face amount of indebtedness in respect of any secondary lien on the Caribou Property acquired by Apollo).  Elkhorn has similar rights in the event that Apollo acquires all the outstanding securities of Calais in lieu of a joint venture.

The closing of the transaction described in the New LOI is subject to the satisfaction, by December 30, 2009, of the following conditions:  (a) satisfactory completion by Apollo (in its sole discretion) of its due diligence investigations; (b) the receipt of all requisite board approvals and third-party approvals, including without limitation Apollo’s secured lenders; and (c) the execution and delivery by all of the appropriate parties, including without limitation the Lenders, of formal binding agreements, which shall contain standard representations and warranties of the parties thereto.  If these closing conditions are not satisfied by December 30, 2009 or the New LOI is terminated for any reason, Elkhorn will have three business days from the termination date to make all payments that are in arrears under the Original LOI.

The foregoing description of the New LOI between Apollo and Elkhorn is qualified in its entirety by reference to the Letter of Intent dated December 9, 2009, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

In connection with the execution of the Original LOI and the New LOI, Apollo paid a financial advisor Cdn$31,406 and granted to it 300,000 shares of common stock, in each case as consideration for financial advisor services.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (d)     Exhibits

10.1	Letter of Intent, dated December 9, 2009, between Apollo Gold Corporation and Elkhorn Goldfields LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 14, 2009

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development

EXHIBIT INDEX

Exhibit Number	Description of Document
10.1	Letter of Intent, dated December 9, 2009, between Apollo Gold Corporation and Elkhorn Goldfields LLC